Exhibit 99.1

Net1 provides further update on SASSA tender process

Johannesburg, December 5, 2014 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (Nasdaq: UEPS; JSE: NT1) today provided a further update on the SASSA tender process.

As ordered by the South African Constitutional Court (“Court”) in its April 2014 ruling, SASSA has initiated a new tender process for a five-year contract for the payment of social grants. SASSA issued a request for proposals on October 22, 2014 (“RFP”). Bidders were required to submit proposals by December 12, 2014, and Net1 intends to participate in the tender process.

Following a detailed analysis of the tender specifications, the Company concluded that the tender specifications were not sufficiently clear regarding a number of critical points and failed to comply with the RFP requirements specified in the Court’s order. The Company wrote a letter to SASSA, requesting that the RFP be withdrawn, corrected and reissued. SASSA declined the request by the Company. The Company applied to the Court on November 6, 2014, for an order setting aside the RFP and directing SASSA to issue a corrected RFP. The Company initiated the request to SASSA, and subsequently to the Court, in order to ensure that there is no ambiguity in the tender specifications or conflict with the Court's April 2014 remedy order in an attempt to reduce the likelihood of another prolonged legal challenge should SASSA award a new tender.

SASSA and AllPay (an unsuccessful bidder during the previous RFP and a party to the Court’s April 2014 ruling) opposed the Company’s application. Following the submission of further affidavits and arguments to the Court, the Court issued directions on December 5, 2014, stating the following:

1.	SASSA must:

	a.	Extend the deadline for the submission of bids to February 27, 2015;

	b.	Finalize its proposed amendments to the RFP by December 15, 2014 and file a copy of the draft amended RFP with the Court by December 20, 2014;

c.

Circulate the draft amended RFP to all litigating parties and all the other bidders by December 20, 2014. The draft amended RFP must highlight all the changes made in response to this application and to the questions posed by those bidders who sought to obtain clarity through the written question and answer procedure contained in the RFP;

	d.	Issue a bidder’s notice calling upon all bidders to furnish objections or questions to the draft amended RFP to SASSA by January 15, 2015.

2.	The litigating parties may, if they so choose, file further short affidavits in the application itself by January 20, 2015.

3.

The litigating parties may, if they so choose, file further written submissions, not longer than 20 pages, on any issue that may remain after the process set out in paragraphs 1 and 2 above has been completed, by January 27, 2015.

About Net 1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”), to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1's UEPS/EMV solution is interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa and the Republic of Korea. In addition, Net1's proprietary MVC technology offers secure mobile payments and banking services in developed and emerging countries.

Net1 has a primary listing on NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:

Dhruv Chopra
Head of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com